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Exhibit 99

WESTERN GAS RESOURCES, INC.
ANNOUNCES SETTLEMENT OF LITIGATION WITH
WILLIAMS PRODUCTION RMT COMPANY

        October 24, 2003.    Western Gas Resources, Inc. ("Western") (NYSE:WGR) today announced that the Company and its wholly-owned subsidiary, Lance Oil & Gas Company, Inc., have reached an agreement with Williams Production RMT Company ("Williams"), a wholly-owned subsidiary of The Williams Companies, Inc., to settle a dispute which arose under a development agreement and other agreements between the parties, and which has previously been disclosed by Western. The dispute centered on Williams' acquisition of Barrett Resources, Inc. by merger consummated on August 2, 2001 and other contractual claims asserted by both Western and Williams, including preferential purchase rights and rights to operate.

        Under the terms of the settlement agreement, Western and Williams will each operate the drilling and production on approximately half of the jointly owned leasehold in the coal-bed methane development of the Powder River Basin of Wyoming. Together the companies have over one million acres under lease in this area. Western will begin operating its half of the properties on November 1, 2003. The parties have agreed to an expanded area of mutual interest and Western will assume an expanded area of dedication in its gas gathering operations in the Powder River Basin. The parties have also agreed to modifications to the fee schedule.

        Under the terms of the settlement agreement, the parties have agreed that on or about November 3, 2003, Western and Williams will file motions to dismiss Western Gas Resources, Inc. and Lance Oil & Gas Company, Inc. v. Williams Production RMT Company Civil Action No. CO2-10-394 District Court, County of Sheridan, Wyoming.

        Peter Dea, President and Chief Executive Officer, commented, "The settlement of this long standing dispute will further allow the two companies to maximize the value of this tremendous resource. We believe that splitting the operations into two areas will encourage a more effective and timely development. Additionally, we have expanded our gathering area and will be positioned to aggressively connect and deliver to market the natural gas developed in this basin."

        Company description.    Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer. The Company's producing properties are based in Wyoming and Colorado, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer. The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States, providing a broad range of services to its customers from the wellhead to the sales delivery point. For additional Company information, visit Western's Web site at www.westerngas.com.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding drilling and gathering activities. Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to a number of risks and uncertainties, which may cause actual results to differ materially. These risks and uncertainties include, among other things, changes in natural gas prices, government regulation or action, litigation, geological risk, environmental risk, weather, rig and compressor availability, transportation capacity and other factors as discussed in the Company's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Investor Contact: Ron Wirth, Director of Investor Relations
(800) 933-5603
e-mail: rwirth@westerngas.com

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WESTERN GAS RESOURCES, INC. ANNOUNCES SETTLEMENT OF LITIGATION WITH WILLIAMS PRODUCTION RMT COMPANY